Exhibit 99.1

RLI Corp.

NEWS RELEASE

9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: John Robison

(309) 693-5846
John_Robison@rlicorp.com
www.rlicorp.com

RLI increases dividend

PEORIA, ILLINOIS, November 13, 2008, RLI Corp. (NYSE:RLI) — The RLI Corp. board of directors has declared a fourth quarter cash dividend of $0.26 per share, a 4% increase over the previous quarter.  The dividend, which is payable on January 15, 2009, to shareholders of record as of December 31, 2008, will take RLI’s cumulative return to shareholders to more than $178 million over 130 consecutive quarterly dividends. RLI has paid and increased dividends in each of the last 33 years.

The company’s dividend yield would be 1.83%, based on the $1.04 indicated annual dividend and today’s closing stock price of $56.81.

RLI is a specialty insurance company serving “niche” or underserved markets. With a diverse portfolio of property and casualty coverages and surety bonds, it has achieved an underwriting profit in 27 of the last 31 years, including the last 12. RLI and subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s. RLI operates in all 50 states from office locations across the country.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

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